Exhibit 2.1

**	Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXECUTION VERSION

DATED 24 OCTOBER 2014

CHROMA THERAPEUTICS LIMITED

-and-

CTI BIOPHARMA CORP.

ASSET PURCHASE AGREEMENT

relating to the sale and purchase of certain assets from Chroma Therapeutics Limited

Confidential Treatment Requested

THIS ASSET PURCHASE AGREEMENT is dated 24 October 2014 (the “Effective Date”) and made

BETWEEN:

1.	CHROMA THERAPEUTICS LIMITED, a company incorporated in England and Wales (registered no. 4066289), whose registered office is at 93 Innovation Drive, Milton Park, Abingdon, Oxfordshire, OX14 4RZ, England (“Chroma”); and

2.	CTI BIOPHARMA CORP. (formerly known as Cell Therapeutics, Inc.), a Washington corporation, with its principal place of business at 3101 Western Avenue, Seattle, WA 98121, U.S.A. (“CTI”),

(each of CTI and Chroma being a “Party” and together, the “Parties”).

BACKGROUND:

A.	The Parties entered into a Co-Development and Licence Agreement on 11 March 2011 (the “CDLA”) pursuant to which the parties agreed to collaborate on the further development of tosedostat and Chroma granted CTI commercialization rights to tosedostat in the Americas.

B.	The Parties have agreed (i) that the CDLA and Additional Agreements (as defined below) will be terminated, (ii) that the Parties and Vernalis (as defined below) will enter into the Vernalis Novation Agreement (as defined below) which will provide for the novation of the Vernalis Licence (as defined below) from Chroma to CTI, (iii) that pursuant to the Vernalis Novation Agreement, CTI will enter into the CTI/Vernalis Licence (as defined below) with Vernalis and (iv) that CTI will acquire from Chroma all the Intellectual Property Rights (as defined below) and other assets owned by Chroma relating to the Compound (as defined below) and the Vernalis Licence , on and subject to the terms and conditions of this Agreement.

THE PARTIES AGREE THAT:

1.	INTERPRETATION

1.1	Definitions

In this Agreement the following definitions shall apply unless the context requires otherwise:

1.1.1	“Additional Agreements” means the following ancillary agreements entered into between the Parties (a) the Manufacturing and Supply Agreement dated 8 June 2011; (b) the Quality Agreement dated 8 June 2011; and (c) the Pharmacovigilance Agreements dated 8 June 2011.

1.1.2	“Affiliate” means any Person, which, directly or indirectly through one (1) or more intermediaries, controls, is controlled by or is under common control with a Party to this Agreement, regardless of whether such Person is or becomes an Affiliate on or after the Completion Date. A Person shall be deemed to “control” another Person if it: (a) owns, directly or indirectly, beneficially or legally, at least fifty per cent (50%) of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a Person in a particular jurisdiction) of such other Person, or has other comparable ownership interest with respect to any Person other than a corporation; or (b) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the Person.

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1.1.3	“Agreement” means this document including any and all schedules, appendices and other addenda to it as may be added and/or amended from time to time in accordance with the provisions of this document.

1.1.4	“Authority” means any competent governmental, administrative, supervisory, regulatory, judicial, determinative, disciplinary, enforcement, standard setting or tax raising body, authority, agency, board, department, court or tribunal of any jurisdiction and whether supranational, national, regional or local and whether or not established by or having the authority of Law.

1.1.5	“Business Day” means a day on which banking institutions in London and Seattle are open for business, excluding any Saturday or Sunday.

1.1.6	“Chroma Clinical Trial Applications” means the Clinical Trial Applications for the Compound owned by Chroma as at the Completion Date, details of which are set out in Schedule 3B.

1.1.7	“Chroma Employee” means any director, officer or employee of Chroma.

1.1.8	“Chroma Intellectual Property” means the Intellectual Property Rights owned by Chroma as at the Completion Date and used predominantly or exclusively for the purpose of Researching and Developing the Compound and/or the Product, including the Chroma Know How and Chroma’s interest in Joint Inventions (as defined in the CDLA) under the CDLA.

1.1.9	“Chroma Know How” has the meaning assigned to such term in the CDLA, and includes all Information contained in the documents listed in Schedule 3A.

1.1.10	“Chroma Materials” means all quantities of the Compound (including clinical trial material containing the same and placebo product) owned by Chroma at Completion along with intermediates and components purchased specifically for manufacture of the Compound and any materials previously expensed against the collaboration in accordance with Clause 4.3(b) of the CDLA, including those materials identified in Schedule 4.

1.1.11	“Chroma’s Solicitors” means Wragge & Co LLP.

1.1.12	“Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial.

1.1.13	“Clinical Trial Application” means an application to carry out a Clinical Trial.

1.1.14	“Clinical Trial Materials” means all data resulting from any pre-clinical study or Clinical Trial of the Compound generated by or for Chroma and all documentation relating thereto, including, without limitation, protocols, site related documentation, investigator brochures, investigational review board correspondence, data monitoring committee minutes and documentation, case report forms, clinical monitoring documents, data queries, data management plans and data monitoring plans.

1.1.15	“Completion” means completion of the sale and purchase of the Transferred Assets and the other transactions to be effected in accordance with Clause 4;

1.1.16	“Completion Date” means the date on which Completion takes place.

1.1.17	“Compound” means tosedostat (designated by Chroma as CHR-2797 and under the Vernalis Licence as BB-76163), which has the structure set forth in Schedule 7, its prodrugs and metabolites, as well as its and their acids, bases, isomers, enantiomers, esters, salts, hydrates, solvates and polymorphs, in any dosage form or form of administration.

1.1.18	“Confidential Information” has the meaning assigned to such term in Clause 9.

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1.1.19	“Contracts” means the Exclusive Contracts and the Non-Exclusive Contracts.

1.1.20	“CTI/Vernalis Licence” has the meaning assigned to such term in Clause 2.1.1.

1.1.21	“Develop” or “Development” or “Developing” means pre-clinical and clinical drug development activities relating to the development of compounds, products and/or processes and submission of information to a regulatory authority for the purpose of obtaining regulatory approval and reimbursement of a product, and activities to develop manufacturing capabilities for products. Development includes, but is not limited to, pre-clinical activities, toxicology studies, formulation, manufacturing process development and scale-up (including bulk compound production), manufacturing compound or product for clinical trials, quality assurance and quality control, technical support, pharmacokinetic studies, clinical studies and regulatory affairs activities.

1.1.22	“Disclosure Schedule” means Schedule 6.

1.1.23	“Encumbrance” means any mortgage, charge, pledge, lien (including any lien relating to Tax), option, restriction, licence, right of first refusal, right of pre-emption, hypothecation, security interest (including any created by law) or other security agreement or arrangement or any agreement to create any of the foregoing.

1.1.24	“Escrow Agent” means Computershare Trust Company, N.A.

1.1.25	“Escrow Agreement” has the meaning assigned to such term in Clause 2.1.1.

1.1.26	“Escrow Securities” means the Escrow Shares and the shares of common stock into which the Escrow Shares are convertible.

1.1.27	“Exclusive Contracts” means those Contracts listed in Schedule 2 Part A.

1.1.28	“Fairly Disclosed” means disclosed in writing in such a manner that the matter disclosed is reasonably apparent from the Disclosure Schedule and the relevance of the information disclosed to the Warranties (including but not limited to the nature and scope of the matter disclosed) ought reasonably to be appreciated by CTI.

1.1.29	“FDA” means the U.S. Food and Drug Administration.

1.1.30	“Indemnify” and “Indemnifying” means indemnifying and keeping harmless from all actions, claims, demands and proceedings from time to time made against the Person indemnified and all losses, damages, payments, costs and expenses (including legal and professional costs and expenses on a full indemnity basis) made, suffered or incurred by that Person as a consequence of or which would not have arisen but for that liability or circumstance.

1.1.31	“Information” means all information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including pharmacological, toxicological and clinical test data and results, and Research or Development data, reports and batch records), analytical and quality control data, analytical methods (including applicable reference standards), full batch documentation, packaging records, release, stability, storage and shelf-life data, and manufacturing process information, results or descriptions, software and algorithms. As used in this definition, “clinical test data” shall be deemed to include all information related to the clinical or pre-clinical testing of a compound or product, including without limitation patient report forms, investigators’ reports, biostatistical, pharmaco-economic and other related analyses, regulatory filings and communications, and the like.

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1.1.32	“Intellectual Property Rights” means all intellectual property rights, including (without limitation) all right in Patents, rights to inventions, utility models, database rights, rights in designs, copyrights, moral rights, trade marks and topography rights, whether or not any of these rights are registered, ideas, inventions, concepts, methodologies, innovations, know-how, and including applications and the right to apply for registration of any such rights, and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, in each case for their full term, and together with any renewals or extensions thereto.

1.1.33	“Law” or “Laws” includes all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity, all civil and other codes and all other laws of, or having effect in, any jurisdiction from time to time and whether before or after the date of this Agreement.

1.1.34	“Lock-Up Agreement” means the Lock-Up Agreement with respect to the Shares and any shares of common stock of CTI issuable upon conversion thereof to be entered into on the Completion Date by CTI and Chroma, in the form substantially as set forth as Schedule 8 to this Agreement.

1.1.35	“Losses” means any and all losses, damages, liabilities, costs and expenses (including, without limitation settlement costs, interest penalties, attorneys’ fees and expenses and any other legal or other expenses for the investigation or defence of any action or threatened action).

1.1.36	“MHLW” means the Ministry of Health, Labour and Welfare of Japan, or the Pharmaceuticals and Medical Devices Agency (the “PMDA,” formerly known as IYAKUHIN SOGO KIKO), or any successor to either of them, as the case may be.

1.1.37	“MHRA” means the UK Medicines and Healthcare products Regulatory Agency.

1.1.38	“Non-Exclusive Contracts” means those Contracts listed in Schedule 2 Part B

1.1.39	“Patent” means (a) all patents and patent applications in any country or supranational jurisdiction, (b) any substitutions, divisions, continuations, continuations-in-part, provisional applications, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, and (c) foreign counterparts of any of the foregoing.

1.1.40	“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.1.41	“Phase 1 Clinical Trial” means a human clinical trial of a product, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients which may from time to time include proof of mechanism studies, as described in 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.1.42	“Phase 2 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(b) and is intended to explore a variety of doses, dose response, and duration of effect, and to generate initial evidence of clinical safety and activity in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

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1.1.43	“Phase 3 Clinical Trial” means a human clinical trial of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(c) and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support regulatory approval and reimbursement for such product.

1.1.44	“Product” means the Compound and derivative or modified forms of the Compound, as well as its analogues, in finished dosage pharmaceutical form, whether administered together as a single pharmaceutical product or co-administered together with one or more other biologic or pharmaceutically active products or agents.

1.1.45	“Purchase Price” means $21,330,000 (representing the monetary value of the Shares (i) issued to Chroma and (ii) delivered to the Escrow Agent as at the Effective Date in accordance with the provisions of Clause 3.1).

1.1.46	“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Shares and any shares of common stock of CTI issuable upon conversion thereof to be entered into on the Completion Date by CTI and Chroma, in the form substantially as set forth as Schedule 9 to this Agreement.

1.1.47	“Regulatory Authority” means the FDA in the U.S. or any health regulatory authority in the U.S. or any other country that is a counterpart to the FDA and holds responsibility for granting regulatory marketing approval for a Product in the U.S. or any such other country, including the European Commission, the MHLW and the MHRA, and any successor(s) thereto.

1.1.48	“Regulatory Materials” means all U.S. and foreign regulatory applications, submissions and approvals for the Compound, and all correspondence with the FDA and other Regulatory Authorities relating to the Compound or any such applications, submissions and approvals, including, without limitation, investigational medicinal product dossiers, Clinical Trial Applications and approvals and orphan drug applications and approvals.

1.1.49	“Research” or “Researching” means the discovery, identification, research, characterization, modification, derivatization and optimization of pharmaceutical compounds.

1.1.50	“Share Agreements” means the Registration Rights Agreement and the Lock-Up Agreement.

1.1.51	“Share Purchase Agreement” has the meaning assigned to such term in Clause 3.

1.1.52	“Tax” includes (without limitation), VAT, corporation tax, income tax, capital gains tax, customs and other import duties, inheritance tax, stamp duty, stamp duty reserve tax, stamp duty land tax, capital duties, national insurance contributions, local authority council taxes, petroleum revenue tax, foreign taxation and duties, and any payment whatsoever which Chroma may be or become bound to make to any Person as a result of the operation of any enactment relating to any such taxes or duties, and all penalties, charges and interest relating to any of the foregoing or resulting from a failure to comply with the provisions of any enactment relating to any of the foregoing.

1.1.53	“Third Party” means any Person other than Chroma or CTI or an Affiliate of Chroma or CTI.

1.1.54	“Transfer Time” means 24.00 hours on the Completion Date.

1.1.55	“Transferred Assets” means the assets of Chroma to be sold and purchased as specified in Clause 2.1.2.

1.1.56	“TUPE Regulations” means The Transfer of Undertakings (Protection of Employment) Regulations 2006.

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1.1.57	“VAT” means (i) any tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the United Kingdom, value added tax imposed by the Value Added Tax Act 1994 and legislation and regulations supplemental thereto); and (ii) any other tax of a similar nature (including, without limitation, sales tax, use tax, consumption tax and goods and services tax), whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (i) or elsewhere.

1.1.58	“Vernalis” means Vernalis (R&D) Limited (formerly Vernalis (Oxford) Limited) registered in England with number 1985479.

1.1.59	“Vernalis Licence” means the licence agreement between Chroma and Vernalis dated 24 November 2003 as amended by Amendment 1 dated 30 March 2007 and Amendment 2 dated March 2011, copies of which are attached at Schedule 1 to this Agreement.

1.1.60	“Vernalis Novation Agreement” has the meaning assigned to such term in Clause 2.1.1.

1.1.61	“Warranty” means a warranty set out in Clause 8 and “Warranties” means all such statements.

1.2	Construction of certain references

In this Agreement, where the context admits:

(a)	every reference to a particular statutory provision or other Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after the date of this Agreement;

(b)	references to Clauses and Schedules are references to clauses of and schedules to this Agreement, references to Paragraphs are unless otherwise stated, references to paragraphs of the schedule in which the reference appears, and references to this Agreement include the Schedules;

(c)	references to the singular shall include the plural and vice versa and reference to the masculine, the feminine and the neuter shall include all such genders;

(d)	any words following the terms “including” or “include” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms; and

(e)	every reference to an English legal term for any action, remedy, method or judicial proceedings legal document, legal status, court, official, or any other legal concept shall, in respect of any other jurisdiction than England be deemed to include the legal term which most nearly approximates in that jurisdiction to the English legal term.

2.	SALE OF ASSETS

2.1	Sale and purchase

2.1.1	On, and with effect from the Completion Date:

(a)	CTI, Chroma and Vernalis shall enter into an agreement for the novation of the Vernalis Licence (the “Vernalis Novation Agreement”) from Chroma to CTI, in the form substantially as set forth as Schedule 10 to this Agreement;

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(b)	CTI and Vernalis shall enter into an Amended and Restated Exclusive Licence Agreement Covering BB-76163 and certain Other Compounds for Use in Human Diseases (the “CTI/Vernalis Licence”); and

(c)	CTI, Chroma and the Escrow Agent shall enter into an Escrow Agreement (the “Escrow Agreement”) in the form substantially as set forth as Schedule 12 to this Agreement.

2.1.2	On, and with effect from the Completion Date, Chroma shall, with full title guarantee, sell, assign, transfer, convey and deliver to CTI, and CTI shall purchase from Chroma, the following assets free and clear of all Encumbrances:

(a)	all rights of Chroma in, to and under the Vernalis Licence, including, without limitation, any rights of Chroma pursuant to Section 3(b) of the Vernalis Novation Agreement;

(b)	the Chroma Intellectual Property;

(c)	the Chroma Materials;

(d)	the Chroma Clinical Trial Applications;

(e)	all rights of Chroma in, to and under the Exclusive Contracts;

(f)	all rights of Chroma in, to and under the Non-Exclusive Contracts and any work orders thereunder to the extent such Non-Exclusive Contracts and work orders thereunder primarily relate to the Compound;

(g)	the Clinical Trial Materials and the Regulatory Materials; and

(h)	all other property, assets and rights owned by Chroma and used exclusively or predominantly for the purposes of Researching and Developing the Compound and/or the Product prior to the Completion Date,

(the	items listed in 2.1.2 together the “Transferred Assets”).

2.2	Risk and insurance

2.2.1	Risk in respect of the Transferred Assets shall pass to CTI on Completion.

2.2.2	Chroma shall procure that up to the time of Completion nothing is done or omitted to be done by Chroma, which will enable any insurer of any of the Transferred Assets to avoid liability.

3.	CONSIDERATION

3.1	CTI Shares

3.1.1

In consideration for the transfer of the Transferred Assets and the entry by Chroma into this Agreement and the other agreements set forth in Clause 2.1.1, on the Completion Date CTI shall (i) issue to Chroma 7,920 shares of series 20 convertible preferred stock of CTI (the “Chroma Shares”) and (ii) deliver to the Escrow Agent 1,080 shares of series 20 convertible preferred stock of CTI (the “Escrow Shares” and together with the Chroma Shares, the “Shares”) to be held by the Escrow Agent in a separate escrow account and disbursed by the Escrow Agent in accordance with the Escrow Agreement and this Agreement. The Shares shall have terms substantially as set forth as Schedule 11 to this Agreement, in accordance with the following provisions of this Clause 3.1.1. The Shares shall be convertible into CTI common stock (such common stock into which

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the Shares are convertible, the “Common Stock,” and together with the Shares, the “Securities”) and shall have a stated value equal to $2,370, and the conversion price for the purpose of determining the number of shares of Common Stock to be issued upon conversion of the Shares shall be equal to $2.37. The Securities will not initially be registered under the Securities Act of 1933, as amended (“Securities Act”) and will accordingly bear applicable restricted securities legends, but CTI has agreed to register the Common Stock pursuant to the terms of the Registration Rights Agreement, to be executed and delivered on the Completion Date. The Securities will be subject to the Lock-Up Agreement. Notwithstanding any other provision of this Agreement to the contrary, CTI shall in no event be required to issue any Securities to Chroma in connection with the transaction to the extent that such issuance (i) in the aggregate constitutes, or is convertible into, Common Stock that constitutes greater than 19.9% of the common stock or voting power of CTI outstanding as of the date of this Agreement prior to the issuance of the Securities, (ii) would constitute a change of control under Nasdaq rules, (iii) would otherwise trigger a shareholder approval requirement under Nasdaq rules or (iv) would cause Chroma together with its Affiliates to become a Beneficial Owner (as defined in the Shareholder Rights Agreement between CTI and Computershare Trust Company, N.A. as rights agent dated December 28, 2009, as amended or as may be amended from time to time) of 20% or more of CTI’s outstanding common stock, except in the case of the foregoing clauses (i), (ii) and (iii), with the prior approval of CTI’s stockholders. CTI shall reserve and keep available out of its authorized and unissued shares of Common Stock, for the sole purpose of issuance upon conversion of the Shares, free from pre-emptive rights or any other actual contingent purchase rights of Persons other than Chroma, not less than such aggregate number of shares of the Common Stock as shall be issuable (subject to any applicable adjustments) upon the conversion of all outstanding Shares. All shares of Common Stock that shall be so issuable upon the conversion of the Shares shall, upon issue, be duly authorized, validly issued, fully paid and non-assessable.

3.1.2	All sums and other consideration payable by CTI to Chroma pursuant to or in connection with this Agreement are inclusive of VAT.

3.1.3	The Parties agree that the Purchase Price represents a fair price for the Transferred Assets and each Party agrees that they have entered into this Agreement in good faith and in the reasonably held belief (following due consideration) that the transactions effected by this Agreement are in their respective best commercial interests.

4.	COMPLETION

4.1	Date and Place of Completion

4.1.1	Completion shall take place at the offices of Chroma’s Solicitors at a date agreed between the Parties, but after the execution of all of:

(a)	this Agreement;

(b)	the Share Agreements;

(c)	the Escrow Agreement

(d)	the Vernalis Novation Agreement; and

(e)	the CTI/Vernalis Licence.

4.1.2	Title in the Transferred Assets shall pass to CTI upon Completion.

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4.1.3	CTI shall issue the Chroma Shares to Chroma upon Completion.

4.1.4	Upon Completion, CTI shall deliver to the Escrow Agent a stock certificate representing the Escrow Shares to be held by the Escrow Agent in a separate escrow account and disbursed by the Escrow Agent in accordance with the Escrow Agreement and this Agreement.

4.1.5	On Completion the Parties shall have the obligations set out in relation to each of them in Schedule 5.

4.2	TERMINATION OF THE CDLA AND ADDITIONAL AGREEMENTS

Chroma and CTI hereby agree that, on and with effect from the Completion Date, the CDLA and Additional Agreements shall, by this Agreement, terminate in their entirety and be of no further effect. Such termination shall relieve each Party from its obligations under the CDLA and Additional Agreements, including those which are expressed to survive their termination, and each Party, on behalf of itself and its Affiliates, representatives, successors, assigns, heirs and executors (collectively, the “Releasors”), does hereby irrevocably remise, release, and forever discharge the other Party and its respective Affiliates, representatives, stockholders, members, partners, predecessors, successors and assigns (collectively, the “Releasees”), of and from all, and all manner of, actions and causes of action, proceedings, orders, obligations, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, claims, demands, and liabilities (whether liquidated, contingent, or otherwise) whatsoever, whether known or unknown, suspected or unsuspected, both at law or in equity (individually and collectively, a “Claim” or “Claims”), that such Releasors now have, have ever had or may hereafter have against any of the Releasees, for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time relating in any way to events that occurred from the beginning of time through the Completion, other than those Claims directly arising from or directly relating to this Agreement, the Vernalis Novation Agreement, the Share Agreements or the transactions contemplated hereby or thereby. However, for the avoidance of doubt, Chroma shall remain liable for payment of any invoices that represent liabilities that have accrued prior to Completion. For the avoidance of doubt, the cost sharing provisions of Clause 4.3(b) of the CDLA shall continue to operate up until Completion and any amounts payable for the period to Completion shall be settled in accordance with the provisions of the CDLA.

5.	POST-COMPLETION UNDERTAKINGS

5.1.1	From the Completion Date, Chroma shall hold such Transferred Assets which have not been transferred or delivered to CTI on the Completion Date in trust for CTI absolutely until they shall have been delivered, formally transferred or assigned to CTI, and shall act in accordance with CTI’s instructions in respect of any such Transferred Assets so held as trustee. Chroma shall promptly pass to CTI all correspondence, telephone and email enquiries and all other communications which in any way relate to the Transferred Assets which Chroma may receive after Completion.

6.	EMPLOYEES

6.1.1	CTI and Chroma each acknowledge that they do not intend that the transfer of the Transferred Assets by Chroma to CTI shall result in the transfer of the contracts of employment of any Chroma Employee to CTI in accordance with the TUPE Regulations or otherwise.

6.1.2	Chroma hereby indemnifies CTI against any Losses that CTI may incur, suffer or be put to arising out of the employment or termination of employment of any Chroma Employee on or before the Completion Date.

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6.1.3	Without prejudice to clause 6.1.2, in the event that the transfer of the Transferred Assets by Chroma to CTI results in any claim, allegation or judicial decision by or in respect of a Chroma Employee or former Chroma Employee that their contract of employment has transferred to CTI in accordance with the TUPE Regulations (an ‘Unexpected Transfer Employee’):

(a)	CTI will, upon becoming aware of any Unexpected Transfer Employee, notify Chroma immediately or as soon as is reasonably practicable in writing;

(b)	CTI may terminate the employment of an Unexpected Transfer Employee and will use reasonable endeavours:

(i)	to do so in accordance with applicable legal requirements within 21 days of notification under clause 6.1.2(a) above;

(ii)	to mitigate any payments or entitlements due to any Unexpected Transfer Employee and any potential Losses payable by Chroma under this indemnity, which may include providing Chroma reasonable opportunity to offer any such Unexpected Transfer Employee employment prior to termination of such Unexpected Transfer Employee, and provide Chroma with reasonably acceptable evidence of the steps taken.

Provided that the termination of the employees’ employment is effected in accordance with clause 6.1.3 above, Chroma shall Indemnify CTI for any Losses which relate to the employment and termination of employment of an Unexpected Transfer Employee by CTI and any claim, allegation or judicial finding by or in respect thereof.

7.	OBLIGATIONS POST COMPLETION AND INDEMNITIES

7.1	Assumption of responsibility for Chroma Clinical Trial Applications and other matters

7.1.1	From the Completion Date CTI shall assume responsibility for (i) the continued performance of the Chroma Clinical Trial Applications (if any), (ii) such continued Research, Development and commercialisation of the Product as CTI, in its absolute discretion, decides to undertake and (iii) all Losses incurred in connection with the Transferred Assets that arise from activities conducted by CTI after the Completion Date, including all Losses arising from the Research, Development or commercialisation of the Product, at CTI’s own risk and expense.

7.1.2	**

7.1.3	**

7.1.4	Following Completion Chroma will hold the Chroma Clinical Trial Applications (if any) and any other U.S. and foreign regulatory applications, submissions and approvals for the Compound on trust for CTI pending registration of the assignment of such applications, submissions and approvals to CTI with the appropriate authority and act in accordance with CTI’s instructions with regard to the Chroma Clinical Trial Applications and such other applications, submissions and approvals, provided that **. Chroma shall, as reasonably requested by CTI, sign any documents necessary to record the transfer of the Chroma Clinical Trial Applications and such other applications, submissions and approvals to CTI.

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8.	WARRANTIES

8.1	Mutual Representations and Warranties

Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows:

8.1.1	As of the Completion Date, it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, and has full organizational (whether corporate or otherwise) power and authority and the legal right to own and operate its property and assets.

8.1.2	As of the Completion Date, (i) it has the organizational power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary organizational action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

8.1.3	The performance or consummation of the transactions contemplated by this Agreement will not conflict with, result in the breach of, constitute a default under or a violation of, or accelerate performance provided by the terms of: (i) any Law, (ii) any judgment, order writ, decree, permit or license of any court or governmental or regulatory agency; (iii) any material contract, agreement, commitment or instrument which binds such party or by which any of its assets are bound; or (iv) such party’s constituent documents or other governing instruments (or in each case constitute an event which, with the passage of time or action by a third party, would result in any of the foregoing).

8.2	Additional Representations and Warranties of Chroma

Chroma represents and warrants on its behalf and on behalf of each of its Affiliates, but subject to matters Fairly Disclosed in the Disclosure Schedule, to CTI as follows:

8.2.1	it is the sole legal and beneficial owner of the Transferred Assets and has the right to transfer the same to CTI with full title guarantee free and clear of Encumbrances;

8.2.2	none of the Transferred assets is subject to any agreement to give or create any Encumbrance over them and no circumstances exist whereby any person may claim ownership or entitlement to possession of any of the Transferred Assets in competition with CTI;

8.2.3	none of the Transferred Assets were acquired by Chroma on terms that title in such asset does not pass until full payment is made or all indebtedness is discharged or any other condition is met;

8.2.4	no consent is required, from any Person who is not a party to this Agreement, for the transfer of any of the Transferred Assets to CTI, save as provided in the Vernalis Novation Agreement;

8.2.5	it is solvent and able to pay its debts as they fall due and no order has been made or petition presented, meeting convened or resolution passed for the winding up of Chroma, nor has any receiver been appointed or any distress, execution or other process been levied in respect of the Transferred Assets or any of them and no events have occurred which would justify any such proceedings;

8.2.6	there is no order, decree or judgment of any Authority outstanding which may have a material adverse effect upon the Transferred Assets;

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8.2.7	all studies, tests and preclinical and Clinical Trials of the Product being conducted by or on behalf of Chroma have been and are being conducted in compliance in all material respects with experimental protocols, procedures and controls pursuant to applicable Law. Chroma has not received any notices, correspondence or other communication from any Regulatory Authority or Ethics Committee requiring the termination, suspension or material modification of any Clinical Trials of the Product conducted by, or on behalf of, Chroma, or in which Chroma has participated, and Chroma has no knowledge that any Regulatory Authority or Ethics Committee is considering such action;

8.2.8	Chroma is not engaged in or the subject of any litigation or arbitration or administrative or criminal proceedings, whether as claimant, plaintiff, defendant or otherwise, or any investigation or enquiry by any Authority which affect any of the Transferred Assets or any rights licensed under the Vernalis Licence (the “Vernalis Rights”) nor, to Chroma’s knowledge, is any such litigation, arbitration, administrative or criminal proceeding pending or threatened;

8.2.9	neither Chroma nor so far as Chroma is aware any predecessor of Chroma or agent of Chroma has or have been a party to any undertaking or assurance given to any Authority or the subject of any injunction or other similar court order which affect any of the Transferred Assets;

8.2.10	Chroma does not own or hold any Patents which claim or cover the Compound or Other Compounds (as defined in the CTI/Vernalis Licence);

8.2.11	other than the Vernalis Rights, the Chroma Intellectual Property constitutes all Intellectual Property used in or held for use by Chroma for the purpose of Researching and Developing the Compound and/or the Product, including the Chroma Know How and Chroma’s interest in Joint Inventions (as defined in the CDLA);

8.2.12	the Chroma Intellectual Property and the Vernalis Rights, are valid and enforceable and nothing has been done, omitted or permitted to be done by Chroma or Vernalis (or any other Person who is not a party to this Agreement) whereby any of the Chroma Intellectual Property or the Vernalis Rights have ceased or might cease to be valid and enforceable;

8.2.13	no Third Party (including any employee or contractor) has a claim of ownership in respect of any of the Chroma Intellectual Property the Vernalis Rights, and Chroma is not aware of any matter or fact which might give rise to any such claim;

8.2.14	the Chroma Intellectual Property and the Vernalis Rights, have not been and are not being infringed, misappropriated, or otherwise violated by any Third Party;

8.2.15	the Chroma Intellectual Property and the Vernalis Rights, have not and do not infringe, misappropriate, or otherwise violate any Intellectual Property Rights of a Third Party;

8.2.16	Chroma has not granted any Third Party any rights to the Product other than as disclosed in the Disclosure Schedule;

8.2.17	all of the Transferred Assets which are of an insurable nature have at all material times been insured against all such risks as persons carrying on a similar business to Chroma would be expected to cover by insurance;

8.2.18	each of the Contracts is valid and binding on the parties thereto and no notice of termination of any such Contract has been received or served by Chroma and no party to any such Contract has otherwise sought to repudiate or disclaim it;

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8.2.19	Chroma is not aware of the invalidity of, or of any grounds for determination, rescission, avoidance or repudiation of any of the Contracts. Chroma is not in breach of any of the Contracts nor, so far as Chroma is aware, is the counterparty to any of the Contracts in breach of the relevant Contract;

8.2.20	Vernalis has not granted any Encumbrances over the Vernalis Rights;

8.2.21	there are no claims, assessments, audits, examinations, requests for information or other proceedings pending or which have been threatened in writing with respect to any Taxes of Chroma relating to the Transferred Assets, including any lien for Taxes upon any of the Transferred Assets, and so far as Chroma is aware, no taxing authority in the process of imposing any lien for Taxes on any of the Transferred Assets;

8.2.22	except as set forth on the Disclosure Schedules, Chroma has no liabilities that will not be retained by Chroma after the Completion;

8.2.23	Chroma is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Exchange Act of 1934, as amended, as presently in effect and is not an entity formed for the sole purpose of acquiring the Securities;

8.2.24	Chroma has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, has had access to such information as it deemed necessary in order to conduct any due diligence it has determined is necessary or appropriate in connection with the purchase and sale of the Securities and its decision to participate in such purchase and sale and is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.

8.2.25	Chroma understands that nothing in the Agreement or any other materials presented to Chroma in connection with the transactions contemplated hereby constitutes legal, tax or investment advice, and acknowledges that it must rely on legal, tax and investment advisors of its own choosing in connection with its purchase of the Securities;

8.2.26	Chroma’s decision to purchase the Securities was based solely upon the representations and warranties set forth herein, and Chroma has not relied upon any other information or representations made by or on behalf of the Securities;

8.2.27	immediately prior to the execution of this Agreement, neither Chroma nor any of its Affiliates beneficially own any CTI equity securities or any securities convertible into CTI equity securities, and Chroma has no present actual intent to seek to effect, or to assist others in effecting, a hostile acquisition of CTI;

8.2.28	Chroma understands that any Securities issued hereunder shall be characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from CTI in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold with registration under the Securities Act, only in certain limited circumstances. Chroma understands that any Securities issued may bear the following or similar legend:

“THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

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8.2.29	Chroma understands that the issuance or delivery of any Securities has not been registered with or cleared by the Commissione Nazionale per le Societa e la Borsa (“CONSOB”) pursuant to the European Union Directive 2003/71/EC (so-called Prospectus Directive) and Italian securities laws and regulations and no prospectus has been or will be distributed in the Republic of Italy; and

8.2.30	no representation or warranty by Chroma in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to CTI pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, and there is no event or circumstance which Chroma has not disclosed to CTI which could reasonably be expected, individually or in the aggregate, to have a material adverse effect on Chroma, CTI or the Transferred Assets.

8.3	Additional Representations and Warranties of CTI

8.3.1	CTI has made available to Chroma through the EDGAR system, true and complete copies of CTI’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (as amended prior to the date of this Agreement, the “10-K”), and all other reports filed by Buyer pursuant to Sections 13(a), 13(e), 14 and 15(d) of the Exchange Act since the filing of the 10-K (collectively, the “SEC Filings”). The SEC Filings are the only filings required of CTI pursuant to the Exchange Act for such period. Buyer and its Subsidiaries are engaged in all material respects only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of CTI and its subsidiaries, taken as a whole.

8.3.2	At the time of filing thereof, each of the SEC Filings complied as to form in all material respects with the requirements of the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties of CTI in this Agreement, when read in connection with the SEC Filings, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein, in light of the circumstances under which such statements were made, not misleading.

8.3.3	Subject in part to the truth and accuracy of Chroma’s representations set forth in Clause 8.2 of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”).

8.4	Claims and proceedings

8.4.1	No claim shall be brought or proceedings shall be commenced in respect of any claim for breach of any of the Warranties, unless notice in writing is served on Chroma by CTI ** giving reasonable details of the claim.

8.4.2	The limitations in Clause 8.4.1 shall not apply in the case of dishonesty, wilful breach, fraud or fraudulent or deliberate concealment by Chroma.

8.4.3

CTI shall inform Chroma in writing of any claim by any third party (a “Third Party Claim”) which comes to the notice of CTI whereby it appears to CTI that Chroma is likely to become liable for any claim for breach of any of the Warranties ** from the day on which CTI reaches the assessment (acting reasonably) that Chroma

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could become liable. However, failure by CTI to notify Chroma in writing of any such Third Party Claim within ** from the day on which CTI reaches the assessment (acting reasonably) that Chroma could become liable shall not relieve Chroma of its liability for any claim for breach of any of the Warranties except to the extent that additional Losses result from CTI’s delay in providing written notice.

8.4.4	At its option, Chroma may assume control and conduct of any proceedings arising out of any Third Party Claim by giving written notice to CTI within ** after the date of Chroma’s receipt of the relevant notice given under Clause 8.4.3 unless (i) **, (ii) **, (iii) **, (iv) **, or (v) **.

8.4.5	Upon the assumption of the control of a Third Party Claim by Chroma:

(a)	subject to the provisions of Clause 8.4.5(d), Chroma shall have the right to and shall assume sole control and responsibility for dealing with the Third Party and the Third Party Claim; and

(b)	if it chooses, Chroma may appoint as counsel in the conduct of the Third Party Claim any law firm or counsel selected by it;

(c)	Chroma shall keep CTI fully and promptly informed of its dealings with the relevant Third Party or Parties and the conduct of Third Party Claim proceedings and how they are progressing; and

(d)	CTI shall be entitled to participate in, but not control, the Third Party Claim and, where proceedings are commenced, to retain counsel of its choice for such purpose; provided, however, **.

8.4.6	If Chroma elects to assume control of a Third Party Claim CTI shall give Chroma such information and assistance as Chroma may reasonably request in writing and as may be within CTI’s power, possession or control to give, to avoid, dispute, resist, mitigate, compromise or defend any Third Party Claim and to appeal against any judgment given in respect thereof.

8.4.7	Where Chroma takes control of a Third Party Claim pursuant to the provisions of Clause 8.4.4 and requests CTI provide information and assistance under Clause 8.4.6, Chroma shall indemnify CTI ** as a consequence of any actions it may take in order to provide the information and assistance requested by Chroma pursuant to Clause 8.4.6. Chroma shall not be entitled to settle any Third Party Claim without CTI’s prior written consent (not to be unreasonably withheld, delayed or conditioned), save to the extent that a Third Party Claim **. Chroma shall be entitled to settle ** without CTI’s prior written consent.

8.4.8	If Chroma chooses not to take control of a Third Party Claim within the period specified in Clause 8.4.4, CTI shall retain control of the Third Party Claim.

8.4.9

If Chroma does not provide written objection to CTI within ** after the date of Chroma’s receipt of the relevant notice given under Clause 8.4.3 (the “Response Period”), the claim stated in such notice shall be conclusively deemed to be approved by Chroma, and CTI shall be entitled to instruct the Escrow Agent to release Escrow Securities to CTI from the Escrow Account in an amount equal in value to the amount of such claim. In the event that the Escrow Securities are not sufficient to satisfy any such claim, Chroma shall promptly, but in any event within ** thereafter transfer to CTI (i) from the Securities or (ii) in cash, an amount equal in value to the amount of such claim. The number of Securities required to satisfy any claim shall be determined by dividing the amount of the claim by the value of the shares as stated in Clause 3.1.1 and shall be rounded to the nearest whole share. If, within the Response Period, CTI shall have received from Chroma a written objection to the notice given under Clause 8.4.3 specifying the nature of and grounds for such objection, then such claim shall be deemed to be an open claim (an “Open Claim”) and the Escrow Agent shall not deliver any Escrow Securities to CTI in satisfaction of such Open Claim other than in accordance

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with either (x) a mutual agreement between CTI and Chroma, which shall be memorialized in writing, or (y) a court order from any competent court having jurisdiction over the parties or a final and binding arbitration decision pertaining to the Open Claim, and, to the extent the Escrow Securities are not sufficient to satisfy such Open Claim, Chroma shall retain and preserve, and shall not transfer or otherwise dispose of, a number of Securities equal in value to the amount of such Open Claim in excess of the value of the Escrow Securities (which amount designated for each Open Claim is referred to herein as the “Claim Reserve Amount”). The number of Securities to be retained and preserved shall be determined by dividing the amount of the Open Claim in excess of the value of the Escrow Securities by the value of the shares as stated in Clause 3.1.1 and shall be rounded to the nearest whole share. The Claim Reserve Amount for each Open Claim shall be paid to CTI only in accordance with either (x) a mutual agreement between CTI and Chroma, which shall be memorialized in writing, or (y) a court order from any competent court having jurisdiction over the parties or a final and binding arbitration decision pertaining to the Open Claim.

8.4.10	Nothing in Clauses 8.4.4, 8.4.5, 8.4.6 or 8.4.7 shall require CTI to take any action, nor shall it be deemed to authorise Chroma to take any action, which, in the opinion of CTI (acting reasonably), could reasonably be expected to prejudice the commercial interests of CTI.

8.5	Liability

8.5.1	The liability of Chroma for any claim specified in the notice served pursuant to Clause 8.4.1 above (“Warranty Claim”) shall:

(a)	when taken together with any and all previous claims made pursuant to Clause 8.4.1 above, not exceed **; and

(b)	absolutely determine and cease (unless the amount payable in respect of the relevant claim has been agreed by Chroma within ** of the date of such notice) if legal proceedings have not been instituted in respect of such claim by the due service of process on Chroma within ** of the date of such notice (save in the case where legal proceedings have not been instituted due to the failure of Chroma to provide such information as reasonably requested by CTI for the purposes of making such claim).

8.5.2	Chroma shall not be liable in respect of any Warranty Claim unless Chroma has an aggregate liability in respect of all Warranty Claims in excess of ** and in such circumstances Chroma’s aggregate liability shall be in respect of the total aggregated amount of all Warranty Claims and not merely to the excess over **.

8.5.3	Chroma shall have no liability in respect of a Warranty Claim if and to the extent that the Warranty Claim arises or is increased as a result of, or is otherwise attributable to, the passing or coming into force of, or any change in, announced after the date of this Agreement, any law, rule, regulation, directive, published interpretation of the law or any published administrative practice of any government, governmental department, agency or regulatory body or any increase in the rates of Tax or any imposition of Tax, in any such case not actually or prospectively in force at the date of this Agreement.

8.5.4	In the event that Chroma fails to pay to CTI any amount owed pursuant to this Agreement, including pursuant to Clause 8.4 and this 8.5, CTI shall be entitled to cancel a number of Securities determined by dividing the amount of the claim by the value of the shares as stated in Clause 3.1.1, which shall be rounded to the nearest whole share and CTI shall be entitled to instruct the Escrow Agent to release Escrow Securities to CTI from the Escrow Account in an amount equal in value to the amount of such claim.

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8.5.5	The aggregate liability of Chroma in respect of any and all claims arising out of or in connection with this Agreement (including breach of contract, tort or otherwise) will be limited to and shall in no event exceed **.

8.5.6	No provision of this Agreement shall limit Chroma’s liability for (i) death or personal injury caused by its negligence or (ii) for dishonesty, fraud or fraudulent or deliberate concealment on the part of Chroma or any of its representatives, agents or advisers.

9.	CONFIDENTIALITY AND PUBLICITY

9.1	Meaning of Confidentiality

9.1.1	For the purposes of this Clause:

“Confidential Information” shall mean all the provisions of this Agreement and the CDLA and the process of its negotiation and all information about the other Party obtained or received during the course of negotiating, entering into or performing this Agreement or the CDLA, including the business or affairs, financial or trading position, customers, assets, plans or operations of the other Party and all “Confidential Information” as defined under the CDLA.

9.2	Confidentiality

9.2.1	Each Party to this Agreement shall, and shall procure that its Affiliates shall, treat as strictly confidential the Confidential Information and shall not disclose to any Person (other than its Affiliates) any Confidential Information other than with the prior written consent of the other Party, such consent not to be unreasonably withheld or delayed. Each Party shall procure that each Third Party to whom it is authorised to disclose Confidential Information pursuant to this Clause 9.2.1 is bound by written terms which are the same as or no less restrictive than this Clause 9.

9.2.2	Subject to Clause 9.3, each Party hereby undertakes in respect of the Confidential Information that it shall:

(a)	not disclose any of the Confidential Information in whole or in part to any Third Party except as expressly permitted by this Clause 9; and

(b)	if reasonably requested by the Party that has disclosed the information, procure the return to that Party or the destruction of such Confidential Information.

9.2.3	Notwithstanding Clauses 9.2.1 and 9.2.2, nothing in this Agreement shall be construed as imposing on CTI or any of its Affiliates an obligation to keep confidential or restrict its use after Completion, of any information forming part of the Transferred Assets.

9.3	Exceptions

9.3.1	Either Party (“Disclosing Party”) may disclose any information that it is otherwise required to keep confidential under this Clause 9:

(a)	to those of its employees, officers, consultants, representatives or advisers who need to know such information, provided that the Disclosing Party informs the recipient of the confidential nature of the information before disclosure and procures that each recipient shall, in relation to any such information disclosed to him, comply with the obligations set out in this Clause 9 as if they were that Party. The Disclosing Party shall, at all times, be liable for the failure of its recipients to comply with the obligations set out in this Clause 9; or

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(b)	to the extent that the disclosure is required:

(i)	by the Law of any jurisdiction to which that Party is subject including, for the avoidance of doubt, any securities Law to which CTI may be subject and the rules and regulations of any exchange upon which any securities of CTI may be listed; or

(ii)	by an order of any court of competent jurisdiction, or any regulatory, judicial, governmental or similar body or securities exchange of competent jurisdiction; or

(iii)	to protect the Disclosing Party’s interest in any legal proceedings,

provided that in each case (and to the extent it is legally permitted to do so) the Disclosing Party gives the other Party as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this Clause, it considers the reasonable requests of the other Party in relation to the content of such disclosure.

9.3.2	Chroma shall be entitled to disclose the terms of this Agreement to its actual or potential investors or acquirers provided such disclosure is made on written terms which are the same as or no less restrictive than this Clause 9.

9.4	Publicity

9.4.1	Neither Party shall make any public announcement or statement to the public containing Confidential Information without the prior consent of the other unless they are required to do so by Law (including but not limited to any securities Law which may be applicable to CTI and the rules and regulations of any exchange upon which any securities of CTI may be listed). No such public announcements or statements shall be made without the prior review and consent of the appropriate individual designated for the purpose by the other Party.

9.4.2	Neither Party shall mention or otherwise use the name or trademark of the other Party or its Affiliates in any publication, press release, promotional material or other form of publicity without the prior consent of the appropriate individual designated for the purpose by the other Party unless they are required to do so by Law (including but not limited to any securities Law which may be applicable to CTI and the rules and regulations of any exchange upon which any securities of CTI may be listed).

10.	PROVISIONS RELATING TO THIS AGREEMENT

10.1	Assignment

Neither Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent the other Party; provided, however, that CTI may assign this Agreement to any Affiliate of CTI without the consent of Chroma; provided, further, that CTI shall provide Chroma with written notice of such assignment and shall remain fully liable for the performance of CTI’s obligations hereunder by such Affiliate. Subject to the foregoing, the terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. Any purported assignment in violation of this Clause 10.1 shall be null and void.

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10.2	Entire Agreement

This Agreement, including the Schedules attached hereto (each of which is hereby incorporated and made part of this Agreement by reference), and any agreement or document entered into between the Parties pursuant to this Agreement, together set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understanding between the Parties, including the CDLA and Additional Agreements (subject to the terms of Clause 4.2), on and after Completion. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

10.3	Further assurance

10.3.1	Insofar as it is able to on or after Completion, Chroma shall, on being requested to do so by CTI , execute all oaths, declarations, affidavits and other documents necessary for the assignment and transfer of the Transferred Assets to CTI. If Chroma subsequently becomes aware of any Information, documentation or material to be transferred to CTI under the Agreements, a copy or embodiment of which was not transferred to CTI on Completion, Chroma shall promptly notify CTI in writing and transfer (at its own cost) such copy or embodiment to CTI.

10.4	Notices

10.4.1	Any notice or request required or permitted to be given under or in connection with this Agreement shall be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Chroma, addressed to:	Attention: Chief Executive Officer Chroma Therapeutics Limited
93 Innovation Drive Milton Park
Abingdon
Oxfordshire
OX14 4RZ, United Kingdom

If to CTI, addressed to:

CTI Biopharma Corp.

3101 Western Avenue, Suite 600

Seattle, Washington 98121

Telephone: (206) 282-7100

Facsimile: (206) 272-4302

Email: **

Attention: Legal Department

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with copies to counsel, provided that such copies shall not constitute legal notice to CTI:

O’Melveny & Myers LLP

Two Embarcadero Center

San Francisco, CA 94111-3823

Telephone: (415) 984-8700

Facsimile: (415) 984-8701

Email: **

Attention: C. Brophy Christensen, Esq.

and

CTI Legal Affairs

Attention: Lisa Luebeck, Director, Legal Corporate Development & Securities

or to such other address for such Party as it shall have specified by like notice to the other Parties, provided that notices of a change of address shall be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery shall be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery shall be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery shall be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.K. or U.S. postal service.

10.5	Severability

If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

10.6	Waiver

Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.

10.7	Costs and expenses

10.7.1	Except as otherwise stated in any other provision of this Agreement, each Party shall pay its own costs and expenses (including any VAT) in relation to the negotiation leading up to the transactions contemplated by this Agreement, and the preparation, execution and carrying into effect of this Agreement and all other documents referred to in this Agreement.

10.7.2	All stamp, transfer, registration, sales (including local sales Taxes), value added and similar Taxes, duties and charges and all notarial fees payable in any jurisdiction in connection with the transfer, sale or purchase of any Transferred Assets (but not in connection with the allotment and issue of the Shares) under this Agreement shall be paid by Chroma.

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10.7.3	Without prejudice to Clause 10.7.2, the Parties agree to use their reasonable endeavours to cooperate in completing any procedural formalities relating to claiming group relief from any Tax, duties, charges or fees of the type contemplated by Clause 10.7.2, insofar as any such relief is available.

10.8	Rights of third parties

No Person, other than a Party to this Agreement, their permitted successors and permitted assignees, shall have any right to enforce any of the terms of this Agreement.

10.9	Counterparts

This Agreement may be signed in counterparts, each and every one of which shall be deemed an original (notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers), but all of which together shall constitute one and the same instrument. Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

10.10	Governing law and jurisdiction

10.10.1	This Agreement shall be governed by and construed in accordance with the laws of England and Wales. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with the laws of England and Wales.

10.10.2	In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement (“Proceedings”) each of the Parties irrevocably submits to the exclusive jurisdiction of the English courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate forum.

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IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

CHROMA THERAPEUTICS LIMITED

By:	/s/ Richard Bungay
Name:	Richard Bungay
Title:	CEO

CTI BIOPHARMA CORP.

By:	/s/ James Bianco
Name:	James Bianco, MD
Title:	President & CEO

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